Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                    (Unaudited)

                         (Dollar Amounts in Thousands)


                                                        Three Months
                                                     Ended December 31,
                                                 -------------------------
                                                   1992             1993
                                                 --------         --------
Earnings Available for Fixed Charges:
  Net income                                     $ 52,287         $ 58,991
  Income taxes                                     33,429           39,327
                                                 --------         --------
  Income before income taxes                       85,716           98,318

  Consolidated interest expense                    18,107           17,089

  Interest expense related to proportionate
    share of 50% owned affiliates                   7,410            5,670

  Portion of rents representing the
    interest factor                                 4,487            4,523

  Less-Equity in earnings of affiliates less
    than 50% owned                                     --               91
                                                 --------         --------
          Total                                  $115,720         $125,509
                                                 ========         ========


Fixed Charges:
  Consolidated interest expense and interest
    costs capitalized                            $ 21,873         $ 21,137

  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                   7,410            5,670

  Portion of rents representing the interest
    factor                                          4,487            4,523
                                                 --------         --------
          Total                                  $ 33,770         $ 31,330
                                                 ========         ========
Ratio of Earnings to Fixed Charges                   3.43             4.01
                                                 ========         ========